Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 157 to the Registration Statement on Form N–1A of Fidelity Concord Street Trust: Fidelity SAI Japan Stock Index Fund, of our report dated December 15, 2021, relating to the financial statements and financial highlights included in the October 31, 2021 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 21, 2021